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                                                                   EXHIBIT 12-20

                               DTE ENERGY COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                              Nine
                                                             Months                Year Ended December 31
                                                             Ended           ------------------------------------
                                                            9/30/99          1998            1997            1996
                                                            -------          ----            ----            ----

                                                                 (Millions, except for ratio and percent)
Net income.............................................   $       386    $       443      $       417     $      309
                                                          -----------    -----------      -----------     ----------

Taxes based on income:
   Income taxes........................................            48            154              257            221
   Municipal and state.................................             2              3                4              3
                                                          -----------    -----------      -----------     ----------
     Total taxes based on income.......................            50            157              261            224
                                                          -----------    -----------      -----------     ----------

Fixed charges:
   Interest expense....................................           260            319              297            291
   Allowance for funds used during
     construction......................................             4              -                -              -
   Interest factor of rents............................            26             34               34             34
   Preferred stock dividend factor.....................             -              7               18             26
                                                          -----------    -----------      -----------     ----------
     Total fixed charges...............................           290            360              349            351
                                                          -----------    -----------      -----------     ----------

Earnings before taxes based on income
   and fixed charges...................................   $       726    $       960      $     1,027     $      884
                                                          ===========    ===========      ===========     ==========

Ratio of earnings to fixed charges                               2.50           2.67             2.94           2.52

Preferred stock dividends..............................   $         -    $         6      $        12     $       16
Dividends meeting requirement of
   IRC Section 247.....................................   $         -    $         4      $         4     $        4
Percent deductible for income tax purposes.............             -          40.00%           40.00%         40.00%
Amount deductible......................................             -              2                2              2
Amount not deductible..................................             -              4               10             14
Ratio of pretax income to net income...................             -           1.35             1.61           1.69
Dividend factor for amount not deductible..............             -              5               16             24
Amount deductible......................................             -              2                2              2
                                                          -----------    -----------      -----------     ----------
     Total preferred stock dividend factor.............   $         -    $         7      $        18     $       26
                                                          ===========    ===========      ===========     ==========
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